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                                 ALLERGAN, INC.

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE





Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:


                                              Three Months         Nine Months
                                                 Ended                Ended
                                          September 30, 1994   September 30, 1994
                                          ------------------   ------------------
(000's, except per share amounts)
 Weighted average number of shares
   outstanding during the period                63,379               63,468

 Weighted average number of additional
   shares issuable in connection with
   dilutive stock options based upon
   use of the treasury stock method
   and average market prices                       633                  381
                                               -------              -------

 Weighted average number of common shares
   including common stock equivalents           64,012               63,849
                                               =======              =======

 Net earnings for the period                   $30,230              $75,939
                                               =======              =======

 Primary earnings per common share             $  0.47              $  1.19
                                               =======              =======